UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 22, 2005

ACTIVANT SOLUTIONS INC.

(Exact name of Registrant as specified in charter)

Delaware	333-49389	94-2160013
(State or other jurisdiction	(Commission file number)	(I.R.S. employer
of incorporation)		identification no.)

804 Las Cimas Parkway
Austin, Texas		78746
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (512) 328-2300

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

      See disclosure under Item 2.03 of this report, which is incorporated by reference in this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

First Supplement to Indenture for Floating Rate Notes due 2010

      On April 20, 2005, Activant Solutions Inc. (the “Company”) and two of its newly acquired subsidiaries, Prelude Systems Inc., a Texas corporation (“Prelude”), and Enterprise Computer Systems, a South Carolina corporation (“ECS”), entered into a First Supplemental Indenture (the “2003 Indenture Supplement”) with Wells Fargo Bank, National Association, as trustee (the “Trustee”). Under the 2003 Indenture Supplement, each of Prelude and ECS agreed to assume the covenants, agreements and undertakings of a guarantor under the Indenture, dated March 30, 2005, among the Company, the subsidiary guarantors parties thereto and the Trustee, which provides for the issuance of $120,000,000 aggregate principal amount of floating rate senior notes due 2010.

First Supplement to Indenture for 10 1/2% Notes due 2011

      On April 20, 2005, the Company, Prelude and ECS entered into a First Supplemental Indenture with the Trustee (the “2005 Indenture Supplement”). Under the 2005 Indenture Supplement, each of Prelude and ECS agreed to assume the covenants, agreements and undertakings of a guarantor under the Indenture, dated as of June 27, 2003, among the Company, the subsidiary guarantors parties thereto and the Trustee, which provides for the issuance of $157,000,000 aggregate principal amount of 10 1/2% Senior Notes due 2011.

Assumption Agreements to Second Amended and Restated Guarantee and Collateral Agreement

      On April 20, 2005, the Company and each of Prelude and ECS entered into Assumption Agreements (the “Assumption Agreements”) to the Second Amended and Restated Guarantee and Collateral Agreement, in favor of JPMorgan Chase Bank, N.A., as administrative agent for the benefit of the lenders party to that certain Third Amended and Restated Credit Agreement, dated as of July 27, 2003 (the “Collateral Agreement”). Under the Assumption Agreements, each of Prelude and ECS (a) assigned and transferred to the administrative agent a security interest in all collateral now owned or at any time hereafter acquired by them and (b) assumed all obligations and liabilities of a grantor under the Collateral Agreement.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

      On April 19, 2005, the Company appointed Mr. Pervez Qureshi Chief Operating Officer of the Company effective as of April 10, 2005.

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      Mr. Qureshi, age 48, joined the Company as Director of Marketing in 1994. He became General Manager of our non-automotive segments in 1999 and was elected Senior Vice President of the Company in 2003. He became Group President of our non-automotive and automotive groups in 2004. Mr. Qureshi has over twenty years of management experience in the technology industry. Prior to joining the Company, Mr. Qureshi was President of a management consulting company he founded and was Vice President of Marketing at Harvest Software. He has also held management positions at Metaphor Computer Systems, Hewlett-Packard and IBM. Mr. Qureshi holds an M.B.A. from the Darden Graduate School of Business at the University of Virginia and a B.S.E.E. degree from the University of Lowell, in Lowell, Massachusetts.

      As previously disclosed, the Company entered into an employment agreement with Mr. Qureshi effective October 27, 1999. The employment agreement provides for payment of (i) a base salary along with the opportunity to earn increases based on meeting certain cash flow targets, (ii) annual incentive bonuses and (iii) severance equal to twelve months of salary, incentive bonus and COBRA payments if Mr. Qureshi is terminated without cause or if Mr. Qureshi resigns due to a significant reduction in title, duties or compensation, or due to a relocation of more than fifty miles.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

4.1	First Supplemental Indenture, dated as of April 20, 2005, among Activant Solutions Inc., Prelude Systems, Inc., Enterprise Computer Systems, Inc., and Wells Fargo Bank, National Association, as trustee.

4.2	First Supplemental Indenture, dated as of April 20, 2005, among Activant Solutions Inc., Prelude Systems, Inc., Enterprise Computer Systems, Inc., and Wells Fargo Bank, National Association, as trustee.

4.3	Assumption Agreement, dated as of April 20, 2005, made by Enterprise Computer Systems, Inc., in favor of JPMorgan Chase Bank, N.A., a national banking association formerly known as JPMorgan Chase Bank, as administrative agent.

4.4	Assumption Agreement, dated as of April 20, 2005, made by Prelude Systems, Inc., in favor of JPMorgan Chase Bank, N.A., a national banking association formerly known as JPMorgan Chase Bank, as administrative agent.

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SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTIVANT SOLUTIONS INC.

Date: April 22, 2005	By:	/s/ Richard W. Rew, II

	Name:	Richard W. Rew, II
	Title:	General Counsel & Secretary

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